Exhibit 4.14

Prospectus

Imperial Tobacco Finance PLC

(Incorporated with limited liability in England aid Wales with registered number 3214426)

Imperial Tobacco Finance (2) PLC

(Incorporated with limited liability in England and Wales with registered number 05667337)

€10,000,000,000

Debt Issuance Programme

Irrevocably and unconditionally guaranteed by

Imperial Tobacco Group PLC

(Incorporated with limited liability in England and Wales with registered number 3236483)

This Prospectus amends, restates and supersedes the offering circular dated 2nd June 2004. Any Notes issued after the date hereof under the Debt Issuance Programme described in this Prospectus (the “Programme”) are issued subject to the provisions set out herein. This Prospectus will not be effective in respect of any Notes issued under the Programme prior to the date hereof.

Under the Programme, Imperial Tobacco Finance PLC and Imperial Tobacco Finance (2) PLC (each an “Issuer” and together, the “Issuers”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt securities (the “Notes”) guaranteed by Imperial Tobacco Group PLC (the “Guarantor” or “Imperial Tobacco”). The aggregate nominal amount of Notes outstanding will not at any time exceed €10,000,000,000 (or the equivalent in other currencies).

Application has been made to the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “UK Listing Authority”) for Notes issued under the Programme for the period of 12 months from the date of this Prospectus to be admitted to the official list of the UK listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for such Notes to be admitted to trading on the London Stock Exchange’s EEA Regulated Market (the “Market”). References In this Prospectus to Notes being “listed” (and all related references) shall mean that such Notes have been admitted to trading on the Market and have been admitted to the Official List. The Market is a regulated market for the purposes of the Investment Services Directive (93/22/EEC). However, unlisted Notes may be issued pursuant to the Programme. The relevant Final Terms (as defined below) in respect of the Issue of any Notes will specify whether or not such Notes will be listed on the Official List and admitted to trading on the Market (or any other stock exchange).

Each Series (as defined below) of Notes in bearer form will be represented on issue by a temporary global note in bearer form (each a “temporary Global Note”) or a permanent global note in bearer form (each a “permanent Global Note”). Notes in registered form will be represented by registered certificates (each a “Certificate”), one Certificate being issued in respect of each Noteholder’s entire holding of Registered Notes of one Series. Global Notes and Certificates may be deposited on the issue date with a common depositary on behalf of Euroclear Bank S.A/N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The provisions governing the exchange of interests in Global Notes for other Global Notes and definitive Notes are described in “Summary of Provisions Relating to the Notes while In Global Form”.

Tranches of Notes (as defined below) may be rated or unrated. Where a Tranche of Notes is rated, the applicable rating(s) will be specified in the relevant Final Terms. A rating is not a recommendation to buy, sell or hold Notes and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency.

In the case of any Notes which are to be admitted to trading on a regulated market within the European Economic Area or offered to the public in a Member State of the European Economic Area in circumstances which require the publication of a prospectus under the Prospectus Directive (2003/71/EC) (the “Prospectus Directive”), the minimum denomination shall be €50,000 (or its equivalent in any other currency as at the date of issue of the Notes).

Prospective investors should have regard to the factors described under the section headed “Risk Factors” in this Prospectus.

Arranger

JPMorgan Cazenove

Dealers

ABN AMRO	Barclays Capital
BayernLB	BNP PARIBAS
Calyon Corporate and Investment Bank	Citigroup
Commerzbank Corporates & Markets	Deutsche Bank
HSBC	ING Wholesale Banking
JPMorgan Cazenove	Morgan Stanley
The Royal Bank of Scotland	WestLB AG

13th January 2006